Exhibit 21
Subsidiaries of the Registrant

Subsidiary	Jurisdiction
InfraSource Incorporated	Delaware
InfraSource Underground Services, LLC	Delaware
InfraSource Underground Construction Services, LLC	Georgia
InfraSource Underground Construction, Inc.	Delaware
InfraSource Underground Installation, LLC	Delaware
InfraSource Power, LLC	Minnesota
InfraSource Underground Construction, LLC	Delaware
InfraSource Concrete & Paving Services, LLC	Delaware
IUC Iowa, LLC	Delaware
InfraSource Underground Construction California, Inc.	Delaware
InfraSource Underground Services Canada, Inc.	Delaware
InfraSource Services (Canada), ULC	Alberta
EHV Elecon, Inc.	Puerto Rico
Laczka HV Cable Installation, Inc.	Ontario
Mechanical Specialties, Inc.	Wisconsin
Trinity Industries, Inc.	New Jersey
InfraSource Corporate Services, LLC	Delaware
OSP Consultants, Inc.	Virginia
Blair Park Services, LLC	Delaware
Sunesys, LLC	Delaware
Sunesys of Virginia, Inc.	Virginia
Sunesys of Massachusetts, LLC	Delaware
Utility Mapping and Locate Services, Inc.	Virginia
M.J. Electric, LLC	Delaware
M.J. Electric California, Inc.	Delaware
InfraSource Transmission Services Company	Arizona
InfraSource Power California, Inc.	California
InfraSource Maslonka CA, Inc.	California
InfraSource Maslonka, LLC	Delaware
InfraSource Dashiell, LLC	Delaware
Dashiell California, Inc.	Delaware
InfraSource Dacon, LLC	Delaware
Dacon California, Inc.	Delaware
Realtime Utility Engineers, Inc.	Wisconsin
InfraSource Engineers, Inc.	Delaware